Exhibit 10.1
Amendments dated May 24, 2005 and May 31, 2005
to Amended and Restated 1997 Director Stock Option Plan
Option grants for the directors re-elected at the May 24, 2005 Annual Meeting of Stockholders shall be granted on May 31, 2005.
Section 8, definition of “Option Price,” shall be amended and restated as follows:
“Option Price. The option price for each option granted under this Plan shall be the price described below under the definition “Period of Exercise.”
Section 8, definition of “Period of Exercise,” shall be amended and restated as follows:
“Period of Exercise. Options granted under the Plan shall become exercisable in the following five installments:
•	50% shall become exercisable on December 31 of the year in which the grant is made, at an exercise price equal to the closing price of the Common Stock as reported on the Nasdaq National Market (“Nasdaq”) (or the principal over the counter market or exchange on which the Company’s Common Stock is then traded, or the current fair market value of a share of Common Stock of the Company as determined by the Board of Directors in good faith if the Company’s Common Stock is not traded on Nasdaq or any exchange) on the last trading date prior to the date of grant (the “First Tranche Price”);
•	16.67% shall become exercisable on the first anniversary of the date of grant, at an exercise price equal to the First Tranche Price;
•	16.67% shall become exercisable on the second anniversary of the date of grant, at an exercise price equal to the First Tranche Price multiplied by 1.05 (the “Second Tranche Price”); and
•	16.66% shall become exercisable on the third anniversary of the date of grant, at an exercise price equal to the Second Tranche Price multiplied by 1.05 (the “Third Tranche Price”);
in each case, if and only if the option holder is a member of the Board at the opening of business on that day. Directors holding exercisable options under the Plan who cease to serve as members of the Board of the Company for any reason other than death may, for a period of seven months following the date of cessation of service, exercise the rights they had under such options at the time they ceased being a Director. Any rights that have not yet become exercisable shall terminate upon cessation of membership on the Board. Upon the death of a Director, those entitled to do so under the Director’s will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the Director at the time of his death. The rights of the option holder may be exercised by the holder’s guardian or legal representative in the case of disability and by the beneficiary designated by the holder in writing delivered to the Company or, if none has been designated, by the holder’s estate or his or her transferee on death in accordance with this Plan, in the case of death. Options granted under the Plan shall terminate, and no rights thereunder may be exercised, after the expiration of the applicable exercise period. Notwithstanding the foregoing provisions, no rights under any options may be exercised after the expiration of ten years from their Date of Grant.”